EXHIBIT 99.1
News Release Investor Contact: Cindi Buckwalter, (212) 878-1831 Media Contact: Michael Landau, (212) 878-1840

Minerals Technologies Reports First Quarter 2019
Earnings Per Share of $1.11
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Highlights:
•	Sales Increase to $438 Million
•	Double Digit Operating Margins Across All Segments
•	Productivity Improvement of 4 Percent
•	Start-up of 125,000 Ton PCC Satellite Plant in Indonesia

NEW YORK, May 2, 2019 —Minerals Technologies Inc. (NYSE: MTX) (“MTI” or “the Company”) today reported diluted earnings per share of $1.11 for the first quarter ended March 31, 2019.

Worldwide net sales increased 1 percent to $437.7 million. Sales increased 4 percent excluding the impact of foreign exchange. Operating income was $62.0 million and represented 14.2 percent of sales.

“MTI delivered solid first quarter results despite a slow start to the year in several of our markets and geographies. Productivity improvements, expense control and continued pricing actions offset lower volumes early in the quarter,” said Douglas T. Dietrich, Chief Executive Officer. “Customer demand accelerated in March, and we expect this momentum to continue into our seasonally stronger second quarter.”

Mr. Dietrich added, “We made progress on several growth initiatives, highlighted by new product launches and capacity expansions to meet customer demand, including the recent start-up of our 125,000 ton PCC facility in Indonesia.”

Segment Information

Performance Materials and Specialty Minerals
Sales in the Minerals businesses, which include the Performance Materials and Specialty Minerals segments, grew 2 percent in the first quarter to $343.6 million. Sales grew 4 percent excluding the impact of foreign exchange. Operating income for the Minerals businesses was $48.3 million and represented 14.1 percent of sales.

Performance Materials segment sales increased 6 percent to $199.2 million. Sales grew 8 percent excluding the impact of foreign exchange.

Sales in Household, Personal Care & Specialty Products increased 54 percent due to the acquisition of Sivomatic in the second quarter of 2018 and the continued growth of our pet care products in North America. Environmental Products sales increased 25 percent driven by an ongoing large international project.

Sales growth in the segment was partially offset by decreased sales in Metalcasting, Building Materials and Basic Minerals. The decrease in Metalcasting sales was primarily due to weaker demand in China early in the first quarter. Sales of Building Materials decreased 19 percent primarily due to weather-related construction project delays.

Operating income for the segment increased slightly to $26.3 million and represented 13.2 percent of sales. Pricing actions more than offset higher raw materials and logistics costs. However, operating income and margins were affected by an unfavorable product mix due to the weather-related project delays.

The Performance Materials segment provides a wide range of bentonite-based and synthetic materials for industrial and consumer markets and for non-residential construction, environmental remediation and infrastructure projects worldwide.

Specialty Minerals segment sales, which consist of the Precipitated Calcium Carbonate (PCC) and Processed Minerals product lines, decreased 3 percent to $144.4 million. Sales were flat excluding the impact of foreign exchange.

Worldwide sales of PCC, which is used mainly in the manufacturing processes of the paper industry, decreased 4 percent to $109.6 million largely due to previously announced customer paper machine shutdowns in North America, including the closure of a U.S. paper mill in the first quarter of 2019, and foreign exchange. Sales of Specialty PCC increased 6 percent driven by an expansion at our U.K. facility, higher volumes for the automotive, sealant and consumer markets and pricing actions.

Processed Minerals sales decreased 2 percent to $34.8 million, primarily due to slower demand in the paints, coatings, and construction markets, particularly on the West Coast. Processed Minerals products are used in the building materials, polymers, ceramics, consumer products, paints and coatings, glass and other manufacturing industries.

Segment operating income decreased to $22.0 million and was 15.2 percent of sales. The lower operating income was driven by the shutdowns in North America, unfavorable foreign exchange and higher energy costs, which was partially offset by higher pricing.

Refractories and Energy Services
Sales in the Service businesses, which include the Refractories and Energy Services segments, were essentially flat compared to the prior year period at $94.1 million. Sales increased 3 percent excluding the impact of foreign exchange. Operating income for the Service businesses rose 1 percent to $14.5 million and represented 15.4 percent of sales.

Refractories segment sales decreased 2 percent to $73.8 million, primarily due to lower Refractory sales in Turkey and Germany, as well as lower sales of Metallurgical Products. The Refractories segment operating income decreased to $12.1 million and was 16.4 percent of sales. The Refractories segment provides products and services primarily to the worldwide steel industry.

Energy Services segment sales rose 6 percent to $20.3 million, primarily driven by higher well testing activity. Operating income increased to $2.4 million and was 11.8 percent of sales. Energy Services offers a range of patented technologies, products and services for off-shore filtration and well testing to the worldwide oil and gas industry.
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Minerals Technologies will host a conference call tomorrow, May 3, 2019 at 11 a.m. Eastern Time. The conference call will be broadcast live on our website: www.mineralstech.com. To listen to the call, go to the website and click on "Investor Relations," then click on "Quarterly Results & Conference Calls." A presentation for the call will be available at the same location at approximately 10:30 a.m. Eastern Time on May 3, 2019.
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FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which describe or are based on current expectations. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2018 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

About Minerals Technologies Inc.
New York-based Minerals Technologies Inc. (MTI) is a resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. MTI serves the paper, foundry, steel, construction, environmental, energy, polymer and consumer products industries. The Company reported sales of $1.808 billion in 2018. For further information, please visit our website at www.mineralstech.com. (MTI-E)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in millions, except per share data)
(unaudited)

	Quarter Ended			% Growth
	Mar. 31,	Dec. 31,	Apr. 1,
	2019	2018	2018	Prior Qtr.	Prior Year

Net sales
Product sales	$417.4	$427.2	$412.2	(2)%	1%
Service revenue	20.3	20.3	19.1	0%	6%
Total net sales	437.7	447.5	431.3	(2)%	1%

Cost of sales
Cost of goods sold	314.0	320.9	305.0	(2)%	3%
Cost of service revenue	14.0	13.8	12.8	1%	9%
Total cost of sales	328.0	334.7	317.8	(2)%	3%

Production margin	109.7	112.8	113.5	(3)%	(3)%

Marketing and administrative expenses	42.9	43.5	44.4	(1)%	(3)%
Research and development expenses	4.8	5.2	6.1	(8)%	(21)%
Acquisition related transaction and integration costs	0.0	0.0	0.4	*	*
Restructuring and other items, net	0.0	1.8	0.0	*	*

Income from operations	62.0	62.3	62.6	(0)%	(1)%

Interest expense, net	(11.4)	(12.0)	(10.7)	(5)%	7%
Non-cash pension settlement costs	0.0	(0.8)	0.0	*	*
Other non-operating deductions, net	(1.4)	(1.0)	(2.7)	40%	(48)%
Total non-operating deductions, net	(12.8)	(13.8)	(13.4)	(7)%	(4)%

Income from operations before tax and equity in earnings	49.2	48.5	49.2	1%	(0)%

Provision for taxes on income	9.3	5.1	9.3	82%	0%
Equity in earnings of affiliates, net of tax	0.1	0.6	1.2	(83)%	(92)%

Consolidated net income	40.0	44.0	41.1	(9)%	(3)%

Less: Net income attributable to non-controlling interests	0.9	0.9	1.2	0%	(25)%

Net Income attributable to Minerals Technologies Inc. (MTI)	$39.1	$43.1	$39.9	(9)%	(2)%

Weighted average number of common shares outstanding:

Basic	35.2	35.2	35.4

Diluted	35.3	35.4	35.7

Earnings per share attributable to MTI:

Basic	$1.11	$1.22	$1.13	(9)%	(2)%

Diluted	$1.11	$1.22	$1.12	(9)%	(1)%

Cash dividends declared per common share	$0.05	$0.05	$0.05

* Percentage not meaningful

	MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
	NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF INCOME

1)	For comparative purposes, the quarterly periods ended March 31, 2019, December 31, 2018, and April 1, 2018 consisted of 90 days, 92 days, and 91 days, respectively.

2)
In the fourth quarter of 2018, the Company recorded impairment of assets charges relating to the shut-down of one of our Paper PCC facilities in the U.S. in the first quarter of 2019 and additional restructuring costs relating to our exited Energy Services businesses.

	(millions of dollars)	Quarter Ended
		Mar. 31,	Dec. 31,	Apr. 1,
		2019	2018	2018

	Impairment of assets
	Specialty Minerals	$0.0	$0.7	$0.0
	Total impairment of assets charge	$0.0	$0.7	$0.0

	Restructuring and other items, net
	Severance, lease termination and other related costs	0.0	1.1	0.0
		$0.0	$1.1	$0.0

	Total restructuring and other items, net	$0.0	$1.8	$0.0

3)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP earnings per share, excluding special items, for the quarterly periods ended March 31, 2019, December 31, 2018, and April 1, 2018, and a reconciliation to reported earnings per share for such periods. The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability of results between periods. The Company believes inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Quarter Ended
		Mar. 31,	Dec. 31,	Apr. 1,
		2019	2018	2018
	Income from continuing operations attributable to MTI	$39.1	$43.1	$39.9

	Special items:
	Acquisition related transaction and integration costs	0.0	0.0	0.4
	Non-cash pension settlement costs	0.0	0.8	0.0
	Restructuring and other items, net	0.0	1.1	0.0
	Impairment of assets	0.0	0.7	0.0
	Related tax effects on special items	0.0	(0.5)	(0.1)
	Effect of U.S. tax law change	0.0	(3.7)	0.0

	Income from continuing operations attributable to MTI, excluding special items	$39.1	$41.5	$40.2

	Diluted earnings per share, excluding special items	$1.11	$1.17	$1.13

4)
Free cash flow is defined as cash flow from continuing operations less capital expenditures. The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended March 31, 2019, December 31, 2018, and April 1, 2018 and a reconciliation to cash flow from operations for such periods. The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities. Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

		Quarter Ended
	(millions of dollars)	Mar. 31,	Dec. 31,	Apr. 1,
		2019	2018	2018
	Cash flow from continuing operations	$30.8	$70.2	$35.7
	Capital expenditures	17.6	19.5	17.9
	Free cash flow	$13.2	$50.7	$17.8

5)
On December 22, 2017, tax reform legislation was signed into law, encompassing a broad range of tax reform proposals, including a reduction of U.S. corporate tax rates from 35% to 21%, transitioning U.S. international taxation from a worldwide tax system to a territorial tax system and imposing a repatriation tax that is payable over eight years on deemed repatriated accumulated earnings of foreign subsidiaries. As required under ASC 740, Income Taxes, the Company is required to recognize the effects of changes in tax laws and rates on deferred tax positions and the retroactive effects of changes in tax laws in the period in which the new legislation is enacted. As such, the Company recorded a provisional $47 million income tax benefit in the fourth quarter of 2017, comprised of a tax benefit primarily from the lower U.S. tax rate, resulting in a reduction of deferred tax liabilities of $82 million and a $35 million charge related to the repatriation of accumulated foreign earnings. Such provisional amounts were based on reasonable estimates and subject to adjustment during the measurement period. Accordingly, in the fourth quarter of 2018, the Company recorded a $3.7 million reduction related to the repatriation of accumulated foreign earnings.

6)	The following table reflects the components of non-operating income and deductions:

	(millions of dollars)	Quarter Ended
		Mar. 31,	Dec. 31,	Apr. 1,
		2019	2018	2018
	Interest income	$0.6	$0.6	$0.5
	Interest expense	(11.9)	(12.6)	(11.2)
	Non-cash pension settlement costs	0.0	(0.8)	0.0
	Foreign exchange gains (losses)	0.9	0.3	(0.7)
	Other deductions	(2.4)	(1.3)	(2.0)
	Non-operating deductions, net	$(12.8)	$(13.8)	$(13.4)

	Included in non-operating deductions for the three-month period ended December 31, 2018 are non-cash pension settlement costs of $0.8 million associated with some of our pension plans in the U.S.

7)
The analyst conference call to discuss operating results for the first quarter is scheduled for Friday, May 3, 2019 at 11:00 am and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended						% Growth
SALES DATA	Mar. 31,	% of	Dec. 31,	% of	Apr. 1,	% of
	2019	Total Sales	2018	Total Sales	2018	Total Sales	Prior Qtr.	Prior Year

United States	$231.7	53%	$235.4	53%	$232.3	54%	(2)%	(0)%
International	206.0	47%	212.1	47%	199.0	46%	(3)%	4%
Net Sales	$437.7	100%	$447.5	100%	$431.3	100%	(2)%	1%

Metalcasting	$73.2	17%	$83.1	19%	$79.2	18%	(12)%	(8)%
Household, Personal Care & Specialty Products	74.9	17%	69.6	16%	48.7	11%	8%	54%
Environmental Products	15.9	4%	16.1	4%	12.7	3%	(1)%	25%
Building Materials	15.3	3%	15.5	3%	18.9	4%	(1)%	(19)%
Basic Minerals	19.9	5%	22.5	5%	27.8	6%	(12)%	(28)%
Performance Materials Segment	$199.2	46%	$206.8	46%	$187.3	43%	(4)%	6%

Paper PCC	$91.5	21%	$93.9	21%	$97.0	22%	(3)%	(6)%
Specialty PCC	18.1	4%	15.7	4%	17.0	4%	15%	6%
PCC Products	$109.6	25%	$109.6	24%	$114.0	26%	(0)%	(4)%

Ground Calcium Carbonate	$22.3	5%	$20.3	5%	$22.5	5%	10%	(1)%
Talc	12.5	3%	12.6	3%	13.1	3%	(1)%	(5)%
Processed Minerals Products	$34.8	8%	$32.9	7%	$35.6	8%	6%	(2)%

Specialty Minerals Segment	$144.4	33%	$142.5	32%	$149.6	35%	1%	(3)%

Total Minerals Businesses	$343.6	79%	$349.3	78%	$336.9	78%	(2)%	2%

Refractory Products	$62.0	14%	$65.4	15%	$62.3	14%	(5)%	(0)%
Metallurgical Products	11.8	3%	12.5	3%	13.0	3%	(6)%	(9)%
Refractories Segment	$73.8	17%	$77.9	17%	$75.3	17%	(5)%	(2)%

Energy Services Segment	$20.3	4%	$20.3	5%	$19.1	4%	0%	6%

Total Service Businesses	$94.1	21%	$98.2	22%	$94.4	22%	(4)%	(0)%

Net Sales	$437.7	100%	$447.5	100%	$431.3	100%	(2)%	1%

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth
	Mar. 31,	Dec. 31,	Apr. 1,	Prior	Prior
SEGMENT OPERATING INCOME DATA	2019	2018	2018	Qtr.	Year

Performance Materials Segment	$26.3	$29.2	$26.2	(10)%	0%
% of Sales	13.2%	14.1%	14.0%
Specialty Minerals Segment	$22.0	$21.2	$24.1	4%	(9)%
% of Sales	15.2%	14.9%	16.1%
Total Minerals Businesses	$48.3	$50.4	$50.3	(4)%	(4)%
% of Sales	14.1%	14.4%	14.9%
Refractories Segment	$12.1	$10.8	$12.8	12%	(5)%
% of Sales	16.4%	13.9%	17.0%
Energy Services Segment	$2.4	$1.2	$1.5	100%	60%
% of Sales	11.8%	5.9%	7.9%
Total Service Businesses	$14.5	$12.0	$14.3	21%	1%
% of Sales	15.4%	12.2%	15.1%

Unallocated Corporate Expenses	$(0.8)	$(0.1)	$(1.6)	*	(50)%

Acquisition related transaction and integration costs	$0.0	$0.0	$(0.4)	*	*

Consolidated	$62.0	$62.3	$62.6	(0)%	(1)%
% of Sales	14.2%	13.9%	14.5%

SPECIAL ITEMS

Performance Materials Segment	$0.0	$0.0	$0.0	*	*

Specialty Minerals Segment	$0.0	$0.7	$0.0	*	*

Total Minerals Businesses	$0.0	$0.7	$0.0	*	*

Refractories Segment	$0.0	$0.0	$0.0	*	*

Energy Services Segment	$0.0	$1.1	$0.0	*	*

Total Service Businesses	$0.0	$1.1	$0.0	*	*

Unallocated and Other Corporate Expenses	$0.0	$0.0	$0.0	*	*

Acquisition related transaction and integration costs	$0.0	$0.0	$0.4	*	*

Consolidated	$0.0	$1.8	$0.4	*	*

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items (set forth in the above table), for the quarterly periods ended March 31, 2019, December 31, 2018, and April 1, 2018, constituting a reconciliation to GAAP operating income set forth above. The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods. The Company believes inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth
SEGMENT OPERATING INCOME,	Mar. 31,	Dec. 31,	Apr. 1,
EXCLUDING SPECIAL ITEMS	2019	2018	2018	Prior Qtr.	Prior Year

Performance Materials Segment	$26.3	$29.2	$26.2	(10)%	0%
% of Sales	13.2%	14.1%	14.0%
Specialty Minerals Segment	$22.0	$21.9	$24.1	0%	(9)%
% of Sales	15.2%	15.4%	16.1%
Total Minerals Businesses	$48.3	$51.1	$50.3	(5)%	(4)%
% of Sales	14.1%	14.6%	14.9%
Refractories Segment	$12.1	$10.8	$12.8	12%	(5)%
% of Sales	16.4%	13.9%	17.0%
Energy Services Segment	$2.4	$2.3	$1.5	4%	60%
% of Sales	11.8%	11.3%	7.9%
Total Service Businesses	$14.5	$13.1	$14.3	11%	1%
% of Sales	15.4%	13.3%	15.1%

Unallocated Corporate Expenses	$(0.8)	$(0.1)	$(1.6)	*	(50)%

Consolidated	$62.0	$64.1	$63.0	(3)%	(2)%
% of Sales	14.2%	14.3%	14.6%
* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(In Millions of Dollars)
	Mar. 31,		December 31,
	2019	*	2018	**

Current assets:
Cash & cash equivalents	$202.7		$208.8
Short-term investments	4.3		3.8
Accounts receivable, net	406.4		387.3
Inventories	254.4		239.2
Prepaid expenses and other current assets	36.1		37.2
Total current assets	903.9		876.3

Property, plant and equipment	2,269.0		2,256.0
Less accumulated depreciation	(1,167.9)		(1,153.1)
Net property, plant & equipment	1,101.1		1,102.9

Goodwill	812.4		812.4
Intangible assets	211.8		214.1
Other assets and deferred charges	134.2		81.4

Total assets	$3,163.4		$3,087.1

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	$104.7		$105.2
Current maturities of long-term debt	2.7		3.3
Accounts payable	178.2		169.1
Other current liabilities	105.2		104.3
Total current liabilities	390.8		381.9

Long-term debt	893.4		907.8
Deferred income taxes	198.1		196.8
Other non-current liabilities	253.7		215.3
Total liabilities	1,736.0		1,701.8

Total MTI shareholders' equity	1,393.5		1,353.5
Non-controlling Interests	33.9		31.8
Total shareholders' equity	1,427.4		1,385.3

Total liabilities and shareholders' equity	$3,163.4		$3,087.1

* Unaudited
** Condensed from audited financial statements.